Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Inquiries:

Leonard Borow

President and Chief Operating Officer

(516) 694-6700

AEROFLEX INCORPORATED STOCKHOLDERS

APPROVE PROPOSED MERGER AGREEMENT

PLAINVIEW, NEW YORK, July 26, 2007 – Stockholders of Aeroflex Incorporated (Nasdaq Symbol: ARXX) today approved the previously announced acquisition of Aeroflex by affiliates of or funds managed by The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc. and Goldman, Sachs & Co. Approximately 98% of stockholders present and voting adopted the merger agreement under the terms of which Aeroflex stockholders will be entitled to receive $14.50 per share at the time of closing. The number of shares voting to adopt the merger agreement represents approximately 69% of the total number of shares outstanding and entitled to vote.

In addition, the European Commission today issued its decision to clear the merger.

Stockholder approval and clearance by the European Commission of the merger satisfy conditions to the closing of the transaction. Aeroflex expects to receive the remaining regulatory approvals to the merger by the end of this month. In addition, the buyer is currently working to complete its financing arrangements. The merger will not be consummated until those financing arrangements are completed.

About Aeroflex

Aeroflex Incorporated is a global provider of high technology solutions to the aerospace, defense and broadband communications markets. The Company’s diverse technologies allow it to design, develop, manufacture and market a broad range of test, measurement and microelectronic products. The Company’s common stock trades on the Nasdaq National Market System under the symbol ARXX and is included in the S&P SmallCap 600 index. Additional information concerning Aeroflex Incorporated can be found on the Company’s website: www.aeroflex.com.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Aeroflex’s filings with the SEC. Specifically, Aeroflex makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in Aeroflex’s SEC reports or periodic reports, the proposed transaction mentioned in this release could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Aeroflex and others related to the merger agreement; failure to satisfy any condition required to complete the merger, including required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the amount of the costs, fees, expenses and charges related to the merger and the execution of certain financings that will be obtained to consummate the merger; and the impact of the substantial indebtedness incurred to finance the consummation of the merger.